SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2002

THE GOODYEAR TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio	44316-0001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Item 5. Other Events

     On September 12, 2002, pursuant to a contribution letter agreement dated September 12, 2002, The Goodyear Tire & Rubber Company (“Goodyear”) contributed to The Goodyear Tire & Rubber Company Directed Retirement Trust (the “Trust”), a sub-trust of The Goodyear Tire & Rubber Company Common Trust for the Collective Investment of Retirement Plan Funds (the “Common Trust”), which holds certain assets for the benefit of The Goodyear Tire & Rubber Company Salaried Pension Plan and the 1950 Pension Plan of The Goodyear Tire & Rubber Company (the “Plans”), 11,300,000 shares of its common stock, without par value (the “Contributed Shares”). On September 12, 2002, the high and low prices of Goodyear Common Stock on the New York Stock Exchange was $13.08 and $12.68, respectively. The contribution of the shares described above was exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act as a transaction by an issuer not involving a public offering. Goodyear is not required to fund the Plans in 2002. The contribution reduces pension expense with no material impact on earnings per share expected through 2003.

     Goodyear has also entered into a Registration Rights Agreement dated as of September 12, 2002, with The Northern Trust Company, as the trustee and investment advisor of the Trust (“Northern Trust”), with respect to 15,600,000 shares of common stock of Goodyear (“Registrable Shares”). The Registrable Shares are comprised of the Contributed Shares as well as 4,300,000 shares of Goodyear common stock contributed to the Plans on September 10, 2001.

     The contribution letter agreement and Registration Rights Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 7. Exhibits

Designation of
Exhibits in this Report	Description of Exhibit

10.1	Conformed Copy of Contribution Letter Agreement dated September 12, 2002, by and among Goodyear, The Goodyear Tire & Rubber Company Common Trust Fund for the Collective Investment of Retirement Plan Funds, The Goodyear Tire & Rubber Company Investment Committee, The Goodyear Tire & Rubber Company Directed Retirement Trust, Northern Trust Company as Trustee and Investment Manager/Advisor.

10.2	Conformed Copy of Registration Rights Agreement dated September 12, 2002 by and between The Goodyear Tire & Rubber Company and Northern Trust Company as Trustee and Investment Advisor for The Goodyear Tire & Rubber Company Directed Retirement Trust.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: September 16, 2002	By /s/ Robert W. Tieken

Robert W. Tieken
Executive Vice President and
Chief Financial Officer